SECOND AMENDMENT TO RIGHTS AGREEMENT

         This Second Amendment to Rights Agreement (the "Amendment"), dated as of December 12, 2002, is entered into by and between Applebee's International, Inc., a Delaware corporation (the "Company") and The Chase Manhattan Bank (formerly known as Chemical Bank) as successor Rights Agent (the "Rights Agent").

         WHEREAS,  the Company and the Rights  Agent are parties to that certain
Rights Agreement dated as of September 7, 1994, as amended by the First Amendment to Rights Agreement dated as of May 13, 1999 (as amended, the "Rights Agreement");

         WHEREAS, the Rights Agreement contains terms defining an "Acquiring Person;"

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to change such terms as set forth herein;

         WHEREAS, pursuant to Section 26 of the Rights Agreement, the Rights Agreement may be amended as set forth herein without the approval of the holders of the Rights;

         WHEREAS, unless otherwise defined in this Amendment, capitalized terms used herein shall have the meanings given to them in the Rights Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the Company and the Rights Agent agree as follows:

         1. Amendment of Rights Agreement. Effective as of the date hereof,

         (a) Section 1 is amended so that the definition of "Acquiring Person" shall read as follows:

                  "Acquiring Person" shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of more than 15% (or, if such Person is an Institutional Investor, more than 20%) of the Common Shares then outstanding, other than pursuant to a Qualifying Offer, but shall not include (a) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan or (b) any such Person who has become and is such a Beneficial Owner solely because (i) of a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares, (ii) it acquired such Beneficial Ownership in the good faith belief that such acquisition would

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                  not (x) cause such Beneficial  Ownership to exceed 15% (or, if such Person is an Institutional Investor, exceed 20%) of the Common Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which are inaccurate or out-of-date or (y) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur or (iii) of shares acquired directly from the Company in connection with the Company's acquisition of a business or pursuant to an agreement with the Company stating such Person is not intended to become an Acquiring Person as a result of such acquisition. Notwithstanding clause (b)(ii) of the prior sentence, if any Person that is not an Acquiring Person due to such clause (b)(ii) does not reduce its percentage of Beneficial Ownership of Common Shares to 15% or less (or, if such Person is an Institutional Investor, 20% or less) by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common Shares so exceeds 15% (or, if such Person is an Institutional Investor, 20%), such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (b)(ii) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by the Board of Directors of the Company.

         (b) Section 1 is amended so as to add the following definition of "Institutional Investor" between the definition of "Expiration Date" and the definition of "Major Part":

                  "Institutional  Investor"  shall  mean a Person  who (a) has a
                  Schedule 13G on file with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1 under the Exchange Act with respect to its holdings of the Company's Common Shares ("Schedule 13G"), so long as (i) such Person is principally engaged in the business of managing investment funds for unaffiliated securities investors and, as part of such Person's duties as agent for fully managed accounts, holds or exercises voting or dispositive power over Common Shares, (ii) such Person acquires Beneficial Ownership of Common Shares pursuant to trading activities undertaken in the ordinary course of such Person's business and not with the purpose nor the effect, either alone or in concert with any Person, of exercising the power to direct or cause the direction of the management and policies of the Company or of otherwise changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act, and (iii) if such Person is a Person included in Rule 13d-1(b)(1)(ii) of the Exchange Act, such Person is not obligated to, and does not, file a Schedule 13D with respect to the securities of the Company, and (b) is deemed to be an Institutional Investor by the Board of Directors, in their sole discretion.

         2. Rights Agreement in Full Force and Effect. Except as amended hereby, the Rights Agreement shall remain in full force and effect.

         3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

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         4.       Counterparts.  This Amendment may be executed in any number of counterparts  and  each of  such  counterparts  shall  for all
                  purposes   be  deemed  to  be  an   original,   and  all  such
                  counterparts shall together constitute but one and the same instrument.

         5. Effective Date. Pursuant to Section 26 of the Rights Agreement this Amendment shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                     APPLEBEE'S INTERNATIONAL, INC.


                                     By:
                                     Title:



                                     THE CHASE MANHATTAN BANK (formerly known as
                                     CHEMICAL BANK), as successor Rights Agent


                                     By:
                                     Title:



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